EXHIBIT 23.3

Consent of Qualified Person

In connection with the Idaho Strategic Resources, Inc. Registration Statement on Form S-8 (the “Registration Statement”) and any amendments or supplements and/or exhibits thereto (collectively, the “Form S-8”), the undersigned consents to:

(i) the filing and use of the technical report summary titled “Technical Report Summary For The Golden Chest Mine, Idaho, U.S.A.” (the “TRS”), with an effective date of December 31, 2023, as an exhibit to and referenced in the Form 10-K, in this Registration Statement on Form S-8;

(ii) the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the TRS, Form 10-K and the Registration Statement; and

(iii) any extracts or summaries of the TRS included or incorporated by reference in the Form 10-K and the Registration Statement, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K and the Registration Statement.

Dated: January 13, 2025

By: /s/ Grant Brackebusch, P.E.

Name: Grant Brackebusch